Exhibit 99.1

BioPharmX Announces Registered Direct Offering

MENLO PARK, Calif., Sept. 26, 2016 /PRNewswire/ — BioPharmX Corporation (NYSE MKT: BPMX) (“BioPharmX” or the “Company”), a specialty pharmaceutical company focusing on dermatology and women’s health, today announced that it has entered into a definitive agreement with institutional investors to purchase shares of common stock for aggregate gross proceeds of approximately $930,000 in a registered direct offering. The closing of the offering is expected to take place on or about September 29, 2016, subject to the satisfaction of customary closing conditions.

In connection with the offering, the Company will issue approximately 1,550,000 registered shares of common stock at a purchase price of $0.60 per share.  Concurrently in a private placement, for each share of common stock purchased by an investor, such investor will receive from the Company an unregistered warrant to purchase 0.80 shares of common stock.  The warrants have an exercise price of $0.75 per share, and shall be initially exercisable six months following issuance and terminate five years following the initial exercise date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with this offering.

BioPharmX intends to use the net proceeds to obtain additional capital for working capital and for other general corporate purposes.

The shares of common stock (but not the warrants or the shares of common stock underlying the warrants) will be offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2016 and subsequently declared effective on February 4, 2016 (File No. 333-209026) (the “Registration Statement”), and the base prospectus dated as of February 4, 2016 contained therein. The Company will file a prospectus supplement with the SEC in connection with the sale of the shares. Copies of the prospectus supplement, together with the accompanying prospectus, when available, can be obtained at the SEC’s website at http://www.sec.gov, from request at H.C. Wainwright & Co., 430 Park Avenue, New York, NY, 10022, or by e-mailingplacements@hcwco.com.

The warrants and the shares of common stock underlying the warrants to be issued in the offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock underlying the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company, which seeks to provide products through proprietary platform technologies for prescription, over-the-counter (OTC), and supplement applications in the health and wellness markets, including dermatology and women’s health. To learn more about BioPharmX, visit www.BioPharmX.com.

SOURCE BioPharmX Corporation

For further information: Nina Brauer, Senior Manager, Marketing & Communications, nbrauer@biopharmx.com, (650) 889-5030, Or Investor Relations, Jeffrey Awalt, investors@biopharmx.com, (713) 825-3565